SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                                   FemRx, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0003144631
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 16

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003144631                                            13 G                   Page 2 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     U.S. Venture Partners IV, L.P. ("USVP IV")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         946,093    shares,    except   that
           BENEFICIALLY                      Presidio  Management Group IV, L.P.
     OWNED BY EACH REPORTING                 ("PMG IV"), the general  partner of
             PERSON                          USVP  IV,  and   Bowes,   Federman,
              WITH                           Krausz,   Vogel  and   Young,   the
                                             general  partners of PMG IV, may be
                                             deemed to have shared  voting power
                                             with respect to such shares.

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             946,093    shares,    except   that
                                             Presidio  Management Group IV, L.P.
                                             ("PMG IV"), the general  partner of
                                             USVP  IV,  and   Bowes,   Federman,
                                             Krausz,   Vogel  and   Young,   the
                                             general  partners of PMG IV, may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       946,093
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   10.70%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003144631                                            13 G                   Page 3 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Second Ventures II, L.P. ("SV II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         114,843    shares,    except   that
           BENEFICIALLY                      Presidio  Management Group IV, L.P.
     OWNED BY EACH REPORTING                 ("PMG IV"), the general  partner of
             PERSON                          SV II, and Bowes, Federman, Krausz,
               WITH                          Vogel  and   Young,   the   general
                                             partners  of PMG IV,  may be deemed
                                             to have  shared  voting  power with
                                             respect to such shares.

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             114,843    shares,    except   that
                                             Presidio  Management Group IV, L.P.
                                             ("PMG IV"), the general  partner of
                                             SV II, and Bowes, Federman, Krausz,
                                             Vogel  and   Young,   the   general
                                             partners  of PMG IV,  may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       114,843
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.30%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003144631                                            13 G                   Page 4 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     USVP Entrepreneur Partners II, L.P. ("UEP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         32,812 shares, except that Presidio
           BENEFICIALLY                      Management  Group  IV,  L.P.  ("PMG
     OWNED BY EACH REPORTING                 IV"),  the  general  partner of UEP
              PERSON                         II,  and Bowes,  Federman,  Krausz,
               WITH                          Vogel  and   Young,   the   general
                                             partners  of PMG IV,  may be deemed
                                             to have  shared  voting  power with
                                             respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             32,812 shares, except that Presidio
                                             Management  Group  IV,  L.P.  ("PMG
                                             IV"),  the  general  partner of UEP
                                             II,  and Bowes,  Federman,  Krausz,
                                             Vogel  and   Young,   the   general
                                             partners  of PMG IV,  may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       32,812
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.37%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO.0003144631                                             13 G                   Page 5 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Presidio Management Group IV, L.P. ("PMG IV")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,114,843   are  shares   directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             PMG IV is the  general  partner  of
                                             USVP IV, SV II,  and UEP II and may
                                             be  deemed  to have  shared  voting
                                             power with respect to such shares.

                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             PMG IV is the  general  partner  of
                                             USVP IV, SV II,  and UEP II and may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such shares.

----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,093,748
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   12.38%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003144631                                            13 G                   Page 6 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William K. Bowes, Jr. ("Bowes")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares.
  OWNED BY EACH REPORTING PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,092,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned by SV II,  32,812  are shares
                                             directly  owned by UEP II and 2,000
                                             shares are directly owned by Bowes'
                                             spouse.  Bowes is a general partner
                                             of PMG IV, the  general  partner of
                                             USVP IV, SV II, and UEP II, and may
                                             be  deemed  to have  shared  voting
                                             power with  respect to such shares.
                                             Mr.  Bowes  may be  deemed  to have
                                             shared voting power with respect to
                                             shares held by his spouse.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,095,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned by SV II,  32,812  are shares
                                             directly owned by UEP II, and 2,000
                                             shares are directly owned by Bowes'
                                             spouse.  Bowes is a general partner
                                             of PMG IV, the  general  partner of
                                             USVP IV, SV II, and UEP II, and may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such  shares.   Mr.  Bowes  may  be
                                             deemed to have  shared  dispositive
                                             power with  respect to shares  held
                                             by his spouse.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,095,748
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   12.40%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003144631                                            13 G                   Page 7 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Irwin Federman ("Federman")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             Federman  is a general  partner  of
                                             PMG IV, the general partner of USVP
                                             IV, SV II,  and UEP II,  and may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             Federman  is a general  partner  of
                                             PMG IV, the general partner of USVP
                                             IV, SV II,  and UEP II,  and may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,093,748
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   12.38%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003144631                                            13 G                   Page 8 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Steven M. Krausz ("Krausz")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             Krausz is a general  partner of PMG
                                             IV, the general partner of USVP IV,
                                             SV  II,  and  UEP  II,  and  may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             Krausz is a general  partner of PMG
                                             IV, the general partner of USVP IV,
                                             SV  II,  and  UEP  II,  and  may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,093,748
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   12.38%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003144631                                            13 G                   Page 9 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Dale J. Vogel ("Vogel")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             Vogel is a general  partner  of PMG
                                             IV, the general partner of USVP IV,
                                             SV  II,  and  UEP  II,  and  may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             Vogel is a general  partner  of PMG
                                             IV, the general partner of USVP IV,
                                             SV  II,  and  UEP  II,  and  may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,093,748
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   12.38%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0003144631                                            13 G                  Page 10 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Phillip M. Young ("Young")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             Young is a general  partner  of PMG
                                             IV, the general partner of USVP IV,
                                             SV  II,  and  UEP  II,  and  may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,093,748  shares, of which 946,093
                                             are shares  directly  owned by USVP
                                             IV,  114,843  are  shares  directly
                                             owned  by SV  II,  and  32,812  are
                                             shares  directly  owned  by UEP II.
                                             Young is a general  partner  of PMG
                                             IV, the general partner of USVP IV,
                                             SV  II,  and  UEP  II,  and  may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,093,748
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   12.38%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  FemRx, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1221 Innsbruck Drive
                  Sunnyvale, CA  94089

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by U.S. Venture Partners IV, L.P. ("USVP IV"), Second Ventures II, L.P. ("SV II"), USVP Entrepreneur Partners II, L.P. ("UEP II"), Presidio Management Group IV, L.P. ("PMG IV"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Dale
                  J. Vogel ("Vogel"), and Phillip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons.

                  PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP IV, SV II and UEP II. Bowes, Federman, Krausz, Vogel and Young are general partners of PMG IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP IV, SV II and UEP II.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  USVP IV, UEP II and PMG IV are Delaware Limited Partnerships, SV II is a Cayman Island Limited Partnership and Bowes, Federman, Krausz, Vogel and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 0003144631

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c) Number of shares as to which such person has:


                                             (i)     Sole  power  to  vote or to
                                                     direct the vote:

                                                     See Row 5 of cover page for
                                                     each Reporting Person.

                                             (ii)    Shared  power to vote or to
                                                     direct the vote:

                                                     See Row 6 of cover page for
                                                     each Reporting Person.

                                             (iii)   Sole power to dispose or to
                                                     direct the disposition of:

                                                     See Row 7 of cover page for
                                                     each Reporting Person.

                                             (iv)    Shared  power to dispose or
                                                     to direct  the  disposition
                                                     of:

                                                     See Row 8 of cover page for
                                                     each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of USVP IV, SV II, UEP II and PMG IV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997



U.S. Venture Partners IV, L.P.                              /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

Second Ventures II, L.P.                                    /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

U.S.V. Entrepreneur Partners II, L.P.                       /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Presidio Management Group, L.P.                             /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


William K. Bowes                                            /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact



                                                                   Page 15 of 19



Irwin Federman                                              /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Steven M. Krausz                                            /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Dale J. Vogel                                               /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Phillip M. Young                                            /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact



                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   17

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact           19

                                                             Page 17 of 19 Pages



                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of FemRx, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 11, 1997


U.S. Venture Partners IV, L.P.                              /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

Second Ventures II, L.P.                                    /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

U.S.V. Entrepreneur Partners II, L.P.                       /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Presidio Management Group, L.P.                             /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact



                                                             Page 18 of 19 Pages


William K. Bowes                                            /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Irwin Federman                                              /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Steven M. Krausz                                            /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Dale J. Vogel                                               /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Phillip M. Young                                            /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


                                                             Page 19 of 19 Pages



                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.